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                                Echlin Inc.
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               (Name of Registrant as Specified in Its Charter)


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[ECHLIN LOGO]

For Further Information Contact:
Paul Ryder
Vice President
Investor Relations

ECHLIN ANNOUNCES THAT SPX FAILED TO DELIVER VALID DEMANDS NECESSARY TO CALL A SPECIAL MEETING; INITIATES SUIT AGAINST SPX FOR MAKING MISLEADING STATEMENTS

               BRANFORD, CONN., April 6, 1998 -- Echlin Inc. (NYSE:ECH), global motor vehicle parts manufacturer, today announced that, contrary to SPX Corporation's announcement on March 24, 1998, SPX has not delivered sufficient valid demands to Echlin to require Echlin to call a special meeting of Echlin shareholders.

               Echlin's Secretary and General Counsel, Jon Leckerling, stated, "Echlin retained an independent public accounting firm, Coopers & Lybrand, to conduct the count of demands delivered by SPX. Based on the count provided by Coopers & Lybrand, Echlin has determined that, on March 25, 1998, SPX delivered valid, unrevoked demands to call a special meeting of shareholders of Echlin amounting to approximately 2% of the total outstanding shares."

               Echlin is taking appropriate legal actions in connection with the actions of SPX and the statements made by SPX in claiming to deliver valid demands which were deficient. Mr. Leckerling stated, "Echlin is filing today a complaint in the Connecticut federal district court against SPX alleging violations of federal securities laws by SPX in connection with SPX's actions and its false statements."

               A letter sent by Mr. Leckerling to John Blystone, Chairman, President and Chief Executive Officer of SPX, follows.

"Dear Mr. Blystone:

               We received from you on March 25, 1998, demands for a special meeting of Echlin shareholders, which purported to represent in excess of 35% of the outstanding shares of Echlin. SPX made a public announcement that Echlin will be required to call a special meeting of its shareholders due to the delivery of such demands, and repeated that claim on numerous occasions. As Secretary of Echlin, I have retained the independent public accounting firm of Coopers & Lybrand to conduct the count of the demands and revocations Echlin received. Based on the work of Coopers & Lybrand, I have determined that shareholders representing only 1,189,040 shares (or 1.9% of the total outstanding stock) delivered valid demands on March 25, 1998. Of course, this means that Echlin is not required to call a special meeting of shareholders under Connecticut law and, absent such requirement, Echlin does not intend to call such a special meeting.

               The vast majority of demands delivered by you were deficient in several respects. First, although you selected February 17, 1998 as the record date by signing and delivering your demand on that date, a large number of the demands delivered by you were solicited using a different record date. Therefore, those demands are invalid. Second, a large number of the demands delivered by you cannot be traced by this corporation to the registered holder of Echlin's stock. Specifically, you have delivered demands from persons and institutions who do not have a necessary proxy from a registered holder of this corporation's stock and, therefore, such demands come from persons and institutions who are not authorized to vote on the affairs of this corporation. Again, those demands are invalid.

               Echlin believes that your misuse of the proxy solicitation process and your false and misleading announcement that SPX obtained sufficient valid demands to call for a special shareholder meeting irreparably tainted the solicitation process, misled our shareholders and created uncertainty in the marketplace. Moreover, you and your management team have put Echlin and its shareholders through considerable, unnecessary expense and disturbance when you knew or should have known that the entire process you initiated was fatally flawed. Accordingly, Echlin has today filed an action in the Connecticut federal court with the objective, inter alia, of ensuring future compliance by SPX with the requirements of the federal securities laws."